Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

           September 16, 2008
           Thomas S. Irwin (954) 987-4000 ext. 7560
           Victor H. Mendelson (305) 374-1745 ext. 7590

     HEICO CORPORATION ELECTS MARK H. HILDEBRANDT TO ITS BOARD OF DIRECTORS

Miami, FL and Hollywood, FL - HEICO Corporation (NYSE HEI.A and HEI) today announced that its Board of Directors has elected Mark H. Hildebrandt to its Board of Directors effective immediately.

Mr. Hildebrandt, who is not affiliated with HEICO, is considered an "independent" member of the Company's Board and he replaces Joseph W. Pallot, who resigned yesterday to become HEICO's full-time General Counsel. Accordingly, approximately two-thirds of HEICO's Board remains "independent."

Mr. Hildebrandt, 52 years old, is a partner in Waldman Hildebrandt Trigoboff Marx & Calnan, P.A, a full service boutique law firm based in Miami, FL. Mr. Hildebrandt has practiced law continuously for more than 25 years and specializes in corporation & business law and in litigation.

Mr. Hildebrandt began his legal career as an Assistant State Attorney at the Miami-Dade County State Attorney's Office under the Honorable Janet Reno. He is currently President of the Mount Sinai Medical Center Foundation in Miami Beach, FL, a member of the Executive Committee of the Board of Trustees of Mount Sinai, a former Chairman of the Finance Committee and a former member of the Audit Committee, and a member of the Finance and Investment Committee. Additionally, Mr. Hildebrandt is a member of the Board of Directors of Easter Seals of Miami-Dade County and has served in numerous other local civic posts.

Laurans A. Mendelson, HEICO's Chairman, President and Chief Executive Officer, commented, "Mark is a successful and talented legal professional who also has a strong business background. The Board unanimously agreed that Mark's experience will serve us well and we are excited that he agreed to join our Board."

Mark Hildebrandt remarked, "I am pleased to join the Board of this growing, successful and respected company. I look forward to working on the shareholders' behalf with my fellow Directors and HEICO's management."
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The Company has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.